December 27, 2006


Mr. Gregory D. Brown
9006 W. Meinecke Ave.
Wauwatosa, WI 53226

Re: Offer of Employment

Dear Greg,

It is my pleasure to extend to you an offer of employment, contingent upon reference and background checks, with BioForce Nanosciences (the "Company"). We understand that your current employment requires you to provide 60 days notice of your intent to resign. Your employment start date would be as soon as possible, with the understanding that you will provide notice to your current employer before January 1, 2007 and make every effort to have the transition period as short as possible.

This letter summarizes certain terms of the offer which, if you accept, will govern your employment. We do anticipate that there will be further definition of these items in a formal employment agreement to be prepared within the next 30 days.

Position. Your position is at the executive officer level with the title of Chief Financial Officer, reporting to the Chief Executive Officer. This is a full time position located in Ames, IA. Your duties and responsibilities will be as designated by the Company or the Board of Directors from time to time and will include management of the financial and accounting activities of an SEC reporting company. You will be expected to sign Section 302 and 906 SOX certifications as the principal accounting officer of the Company.

Compensation. Your compensation will include a salary of $12,916.67 per month paid in accordance with the Company's payroll practices, and participation in the Company's health and certain other benefit plans for which you might be eligible, pursuant to the terms and conditions of the plans, which may be amended from time to time by the Company. In addition, you will be eligible to receive a bonus of up to $25,000 upon the closing of an equity financing in 2007. The amount of this bonus will be at my discretion.

Stock Options. Upon starting employment, you will receive the option to purchase 300,000 shares of BioForce stock vesting as follows, with an exercise price equal to the Fair Market Value as defined in the Stock Option Plan:

     o   100,000 stock options on your start date;

     o   100,000  stock options on the first  anniversary  of your start date;

     o   100,000 stock options on the second anniversary of your start date.

Employment at Will. Employment relationships are terminable at will, which means that either you or the Company may terminate your employment at any time, and for any or no reason. If the Company terminates your employment without Cause, as customarily defined in executive level employment agreements, your salary will continue after the termination date for the lesser of a period of one year or until you have accepted employment elsewhere.

Vacation. You will be entitled to four weeks paid vacation per year.

Other Benefits. The Company will pay up to $10,000 in reasonable moving and incidental expenses associated with your relocation to Ames, IA from Wauwatosa, WI. The expenses associated with you traveling between Wauwatosa and Ames prior to the completion of this relocation will not count against the $10,000 allowance. Further details regarding pre-approval and reimbursement of expenses and the relocation policy in general can be obtained from Human Resources.

Proprietary Information and Inventions Agreement. You will be subject to the Company's Employee Proprietary Information and Inventions Agreement, which is enclosed with this letter and must be signed and returned by you before any employment relationship will be effective.

Certain Acts. During your employment with the Company and for one year after it ends, without the Company's express written consent, you agree not to directly or indirectly solicit or encourage any employee, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

Miscellaneous. Upon your acceptance, this letter and the Employee Proprietary Information and Inventions Agreement will contain the entire agreement and understanding between you and the Company and will supersede any prior or contemporaneous agreements, understandings, offers, representations, warranties, commitments by or on behalf of the Company (oral or written).

This offer will remain open through December 31, 2006. If these terms are acceptable, please sign in the space provided below and return this letter to us.

Yours very truly,

/s/  Eric Henderson
----------------------------
Eric Henderson
Chief Executive Officer
BioForce Nanosciences
1615 Golden Aspen Drive, Suite 101
Ames, IA 50010


Agreed and accepted this 27th day of December, 2006.

/s/  Gregory D. Brown
----------------------------
Gregory D. Brown

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